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        EXHIBIT 12 -- COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             (COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES)

                                                       2000    1999     1998    1997    1996
           FOR THE YEARS ENDED DECEMBER 31             ----    -----    ----    ----    ----
                    (In millions)
Income (loss) from continuing operations.............  $113    $(112)   $ 82    $106    $ 65
Add
  Interest...........................................   134      146     133     124     102
  Portion of rentals representative of interest
     factor..........................................    15       18      12      12       8
  Preferred stock dividend requirements of
     majority-owned subsidiaries.....................             --       1      --      --
  Income tax expense (benefit) and other taxes on
     income..........................................    91      (47)     67      75      67
  Amortization of interest capitalized...............    --       --      --      --       1
                                                       ----    -----    ----    ----    ----
  Earnings as defined................................  $353    $   5    $295    $317    $243
                                                       ====    =====    ====    ====    ====
Interest.............................................  $134    $ 146    $133    $124    $102
Interest capitalized.................................     5       --       1       1       3
Portion of rentals representative of interest
  factor.............................................    15       18      12      12       8
Preferred stock dividend requirements of
  majority-owned subsidiaries on a pre-tax basis.....    --       --       2      --      --
                                                       ----    -----    ----    ----    ----
Fixed charges as defined.............................  $154    $ 164    $148    $137    $113
                                                       ====    =====    ====    ====    ====
Ratio of earnings to fixed charges...................  2.29     (a)     1.99    2.31    2.15
                                                       ====    =====    ====    ====    ====

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(a) In 1999, earnings were inadequate to cover fixed charges by $159 million.